Subsidiaries of the Registrant

     Name of                                                   State of
     Subsidiary                                                Incorporation
     ----------                                                -------------
     APCO Finance and Insurance Systems, Inc.                     Georgia
     Aftermarket Profit Plus, Inc.                                Georgia
     W.I.N. Systems, Inc.                                         Georgia
     The Aegis Group, Inc.                                        Georgia
     Automobile Protection Corporation - APCO                     Florida
     APCO-Wyoming, Inc.                                           Georgia